EXHIBIT 21.1

SUBSIDIARIES OF THE RUBICON PROJECT, INC.

Rubicon Project Hopper, Inc.         (Delaware)
Rubicon Project Unlatch, Inc.         (Delaware)
Rubicon Project Bell, Inc.         (Delaware)
Rubicon Project Daylight, Inc.         (Delaware)
Project Daylight, LLC         (Delaware)
The Rubicon Project Canada, ULC     (Canada)
The Rubicon Project Canco, Inc.            (Canada)
The Rubicon Project Ltd.          (United Kingdom)
The Rubicon Project GmbH         (Germany)
The Rubicon Project SARL          (France)
The Rubicon Project SRL              (Italy)
Rubicon Project K.K.             (Japan)
The Rubicon Project Singapore Pte. Ltd.     (Singapore)
The Rubicon Project Australia PTY Limited     (Australia)
Rubicon Project Serviços De Internet LTDA.     (Brazil)
The Rubicon Project Netherlands B.V.            (The Netherlands)